EXHIBIT 10.1

EXECUTION VERSION

SunTrust Robinson Humphrey, Inc.	JEFFERIES FINANCE LLC	MORGAN STANLEY SENIOR
SunTrust Bank	520 Madison Avenue	FUNDING, INC
3333 Peachtree Road	New York, New York 10022	1585 Broadway
Atlanta, Georgia 30326		New York, New York 10036

June 16, 2013

BioScrip, Inc.

100 Clearbrook Road

Elmsford, New York 10523

Attention:     Hai Tran, Chief Financial Officer

BioScrip, Inc.

$475,000,000 Senior Credit Facilities

Commitment Letter

Ladies and Gentlemen:

BioScrip, Inc., a Delaware corporation (the “Company”), has advised SunTrust Bank, SunTrust Robinson Humphrey, Inc. (“STRH” and, together with SunTrust Bank, “SunTrust”), Jefferies Finance LLC (“Jefferies”), and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) that the Company proposes to acquire (the “Acquisition”) substantially all of the assets of a company previously identified to us as “Cassidy” (such assets, collectively, the “Acquired Business”) from CarePoint Partners Holdings LLC, a Delaware limited liability company (“CarePoint”), and the direct and indirect subsidiaries of CarePoint set forth on the signature pages to the Acquisition Agreement (as defined below; CarePoint and such subsidiaries, collectively, “Seller”). The Acquisition will be effected pursuant to an asset purchase agreement (together with all addendums, exhibits, and schedules thereto, collectively, the “Acquisition Agreement”) among the Company, the Seller, the members of CarePoint set forth on the signature pages thereto, and the other parties thereto. All references to “Company” or “Company and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

In connection with the foregoing, the Company has advised SunTrust, Jefferies, and Morgan Stanley that it intends to raise $475,000,000 senior secured first lien credit facilities comprised of (a) a senior secured first lien revolving credit facility in an aggregate amount of $75,000,000 (the “Revolving Credit Facility”), (b) a senior secured first lien term loan B in an aggregate amount of $250,000,000 (the “Term Loan B Facility”), and (c) a senior secured first lien delayed draw term loan B in an aggregate amount of $150,000,000 (the “Delayed Draw Term Loan Facility”; the Revolving Credit Facility, the Term Loan B Facility, and the Delayed Draw Term Loan Facility, collectively, the “Senior Credit Facilities”), for the purposes of (i) funding a portion of the Acquisition consideration and repaying certain existing indebtedness related to the Acquired Business (other than Permitted Surviving Debt (as defined below)) (the “Acquired Business Refinancing”), (ii) refinancing certain existing indebtedness of the Company and its subsidiaries (other than Permitted Surviving Debt) (the “Refinancing”), (iii) funding other permitted acquisitions and paying fees and expenses incurred in connection therewith, (iv) financing capital expenditures and working capital needs of the Company and its subsidiaries, (v) funding other general corporate purposes of the Company and its subsidiaries, and (vi) paying fees and expenses incurred in connection with the Senior Credit Facilities and the other Transactions (as defined below).

BioScrip, Inc.

June 16, 2013

As used herein, the term “Transactions” means the Acquisition, the Acquired Business Refinancing, the Refinancing, the entering into of this Commitment Letter and the Fee Letters (as defined below), the entering into of the Senior Credit Facilities and the initial borrowings thereunder, and the payment of fees and expenses in connection with each of the foregoing. The closing date of the initial funding of the Senior Credit Facilities (other than the Delayed Draw Term Loan Facility) and the Refinancing (the “Closing Date”) shall be a date mutually agreed upon between the Company and the Lead Arrangers (as defined below), but in any event shall not occur until all of the conditions (but solely those conditions) set forth in Section C of this Commitment Letter and the section entitled “Conditions to Closing and Initial Borrowing” in the Term Sheet have been satisfied or waived. The closing date of the initial funding of the Delayed Draw Term Loan Facility, the Acquisition and the Acquired Business Refinancing (the “Delayed Draw Date”) shall be a date mutually agreed upon between the Company and the Lead Arrangers, but in any event shall not occur until all of the conditions (but solely those conditions) set forth in the section entitled “Conditions to Delayed Draw Term Loan” in the Term Sheet have been satisfied or waived.

The parties hereto previously entered into that certain commitment letter dated as of May 22, 2013 (the “Existing Commitment Letter”), with respect to the Senior Credit Facilities. The parties hereto agree that this commitment letter supersedes the Existing Commitment Letter in its entirety and SunTrust, Jefferies, and Morgan Stanley shall have no obligations under the Existing Commitment Letter.

A.	Commitment

Each of SunTrust Bank, Jefferies, and Morgan Stanley (collectively, the “Initial Lenders”) is pleased to commit to provide 51⅔%, 26⅔%, and 21⅔%, respectively, of the aggregate principal amount of the Senior Credit Facilities to the Company, subject to the terms and conditions set forth in this commitment letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet” and, together with this commitment letter, the “Commitment Letter”) and such other terms and conditions as are not inconsistent with the terms and conditions set forth herein and therein and as the Company and the Lead Arrangers may agree. Capitalized terms used in this commitment letter but not defined herein shall have the meanings given to them in the Term Sheet. The commitments and all other obligations of SunTrust, Jefferies, and Morgan Stanley under this Commitment Letter shall be several and not joint.

B.	Syndication

The Initial Lenders have, subject to the terms and conditions hereof, provided a commitment for 100% of the aggregate principal amount of the Senior Credit Facilities and, promptly upon execution of this Commitment Letter, the Initial Lenders and STRH intend to commence efforts to syndicate to one or more lenders (collectively, including the Initial Lenders, the “Lenders”) all or any portion of the commitments of the Initial Lenders hereunder to provide the Senior Credit Facilities to the Company on the terms and conditions set forth in this Commitment Letter; provided that the commitments of the Initial Lenders hereunder, the availability of the Senior Credit Facilities (other than the Delayed Draw Term Loan Facility) on the Closing Date and the availability of the Delayed Draw Term Loan Facility on the Delayed Draw Date are not subject to the consummation or completion of such syndication or the achievement of a Successful Syndication (as defined in the Lead Arranger Fee Letter).

BioScrip, Inc.

June 16, 2013

The Company hereby appoints SunTrust Bank to act, and SunTrust Bank agrees to act, as sole administrative agent for the Senior Credit Facilities, subject to the terms and conditions of this Commitment Letter. The Company hereby appoints (i) STRH, Jefferies, and Morgan Stanley to act, and STRH, Jefferies, and Morgan Stanley agree to act, as joint lead arrangers and joint bookrunners (collectively, the “Lead Arrangers”) for the Senior Credit Facilities, (ii) Jefferies to act, and Jefferies agrees to act, as syndication agent for the Senior Credit Facilities, and (iii) Morgan Stanley to act, and Morgan Stanley agrees to act, as documentation agent for the Senior Credit Facilities, in each case, subject to the terms and conditions of this Commitment Letter. STRH will have the “left” and “highest” placement in any and all marketing materials and documentation used in connection with the Senior Credit Facilities and will have responsibilities typically associated with the “left” and “highest” placement. Jefferies will have “right” placement, in all cases immediately to the right of STRH, in any and all marketing materials and documentation used in connection with the Senior Credit Facilities and have responsibilities typically associated with “right” placement. Morgan Stanley will have “right” placement, in all cases immediately to the right of Jefferies, in any and all marketing materials and documentation used in connection with the Senior Credit Facilities and have responsibilities typically associated with “right” placement. STRH, in consultation with the Company, will manage all aspects of the syndication of the Senior Credit Facilities, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders in consultation with the Company, the allocation of commitments among the Lenders, and the determination of compensation and titles (such as co-agent, managing agent, etc.), if any, to be given such Lenders; provided that any titles conferred (other than administrative agent), and compensation offered, shall be as agreed by the Lead Arrangers; provided further that, in connection with the syndication of the Senior Credit Facilities, the Lead Arrangers will not offer the opportunity to acquire a commitment, and the Lenders shall not assign any of their respective commitments under the Senior Credit Facilities, in each case, so long as no event of default under the Financing Documentation (as defined below) is in existence, to (a) the banks, financial institutions or other institutional lenders set forth on Exhibit B attached hereto or (b) any entity competing with the Company or any of its subsidiaries in the infusion and home health services business that has been specified by name by the Company to STRH in writing at least three days prior to the retail lender meeting for the Senior Credit Facilities (each, a “Competitor” and, together with the entities described in clause (a), the “Disqualified Institutions”). The Company agrees that (x) no other agents, co-agents or arrangers will be appointed or other titles conferred, (y) no other agents, co-agents or arrangers will receive any arrangement fee or other compensation for arranging or syndicating the Senior Credit Facilities, except as expressly set forth in the Lead Arranger Fee Letter (as defined below), and (z) no Lender will receive any compensation for its commitment to, or participation in, the Senior Credit Facilities except as expressly set forth in the Term Sheet and the Fee Letters (as defined below), in each case, unless agreed by the Lead Arrangers.

The Lead Arrangers intend to commence syndication efforts promptly following the execution of the Commitment Letter. Until the earlier of a Successful Syndication and the day that is 60 days following the Closing Date, the Company agrees to, and agrees to use its commercially reasonable efforts to cause the Seller to, actively assist the Lead Arrangers in syndicating the Senior Credit Facilities and take all action as the Lead Arrangers may reasonably request related to providing such assistance. The Company’s assistance shall include: (i) making (and using commercially reasonable efforts to cause the Seller to make) senior management and representatives of the Company, the Seller and their respective subsidiaries available to participate in one meeting with potential Lenders and, to the extent reasonably requested, one or more conference calls in addition to such meeting; (ii) using commercially reasonable efforts to ensure that the syndication effort benefits from the existing lending relationships of the Company, and the Seller; (iii) assisting in the preparation and completion of a reasonable and customary confidential information memorandum regarding the Company, the Acquired Business, the Senior Credit Facilities, and the other Transactions (the “CIM”) and other customary marketing materials to be used in connection with the syndication of the Senior Credit Facilities, in form and substance mutually acceptable to the Lead Arrangers and the Company; (iv) preparing and providing (and using commercially reasonable efforts to cause the Seller to prepare and provide) promptly to the Lead Arrangers all customary and reasonable information with respect to the Company, the Acquired Business, the Seller, their respective subsidiaries, and the Transactions including without limitation financial projections (the “Projections”) and other financial information, reasonably requested by the Lead Arrangers in connection with the syndication of the Senior Credit Facilities (subject, in the case of any business or legal diligence materials, to customary non-disclosure and non-reliance letters reasonably acceptable to the Lead Arrangers and the party providing such diligence materials); and (v) using commercially reasonable efforts to obtain credit ratings of the Senior Credit Facilities and the corporate family credit of the Company by Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investor Service, Inc. (“Moody’s”).

BioScrip, Inc.

June 16, 2013

If requested, you also will assist us in preparing an additional version of Information (as defined below) and Projections (together with Information, collectively, “Borrower Materials”) (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Company, the Acquired Business, the Seller, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Company’s, the Seller’s, or their respective affiliates’ securities or loans. Before distribution of any Borrower Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Borrower Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You acknowledge and agree that the following documents may be distributed to Public-Siders (unless you notify us prior to their intended distribution that any such document contains MNPI): (a) drafts identified by the Company as not containing MNPI, drafts and final definitive documentation with respect to the Senior Credit Facilities (the “Financing Documentation”), and drafts and final versions of the Acquisition Agreement; (b) customary administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the terms of the Senior Credit Facilities. You also agree, at the request of the Lead Arranger, to identify that portion of any other Borrower Materials to be distributed to Public-Siders, including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized SunTrust Bank, the Lead Arrangers, and the proposed Lenders to treat such Borrower Materials as not containing any MNPI with respect to you and your subsidiaries, any of your or their respective securities or the transactions contemplated hereby for the purpose of United States federal and state securities laws.

To ensure an orderly and effective syndication of the Senior Credit Facilities, the Company agrees that, until the earliest to occur of (i) 60 days after the Closing Date, (ii) the date on which a Successful Syndication is achieved, and (iii) the date of termination of this Commitment Letter pursuant to Section G.1 below, as applicable, the Company will not, and will not permit its subsidiaries to, arrange, sell, syndicate or issue, attempt to arrange, sell, syndicate or issue, announce or authorize the announcement of the arrangement, sale, syndication or issuance of, or engage in discussions concerning the arrangement, sale, syndication or issuance of, any credit facilities or debt security (including any renewals thereof) except (a) with the prior written consent of STRH, (b) the Senior Credit Facilities, (c) replacements, extensions and renewals of existing indebtedness of the Company and its subsidiaries that matures or will be terminated on or prior to the Closing Date and (d) the Permitted Surviving Debt (as defined below)). For purposes hereof, the term “Permitted Surviving Debt” shall mean (1) purchase money indebtedness with respect to fixed assets, capital leases and equipment financings of the Company or related to the Acquired Business, as applicable, existing on the date hereof, (2) purchase money indebtedness with respect to inventory financings of the Company or related to the Acquired Business, as applicable, existing on the date hereof and in an aggregate principal amount not to exceed $TBD, (3) unsecured intercompany indebtedness among the Company and its subsidiaries, and (4) certain other indebtedness that the Company and the Lead Arrangers agree may remain outstanding after the Closing Date.

BioScrip, Inc.

June 16, 2013

C.	Conditions Precedent.

The undertakings, obligations, and commitments of SunTrust, Jefferies, and Morgan Stanley under this Commitment Letter are subject to the satisfaction or waiver of solely the following conditions: (i) the Company’s compliance in all material respects with the provisions of this Commitment Letter to be complied with by the Company, (ii) the satisfaction or waiver of each of the conditions precedent set forth in the section entitled “Conditions to Closing and Initial Borrowing” in the Term Sheet, and (iii) the Closing Date shall be (a) no earlier than the date that occurs 20 business days (or such earlier date as may be agreed to by the Company and the Lead Arrangers) from the date on which the Company provides written authorization for the release of the CIM (subject to the last sentence of this paragraph) and (b) no later than July 31, 2013. With respect to the preparation and release of the CIM, the Lead Arrangers will deliver to the Company a final version of the CIM for its approval not later than three (3) business days after the Company has provided to the Lead Arrangers all of the material information necessary to prepare the CIM; provided that, if the Company reasonably believes that it has delivered such material information, Company may provide written notice thereof to the Lead Arrangers stating when such delivery was made, in which case the Company shall be deemed to have delivered such information and the 20 business day period shall begin to run on the third (3rd) business day thereafter unless the Lead Arrangers reasonably believe that the Company has not completed delivery of such information and, within two (2) business days after receipt of any such notice from the Company, provide written notice thereof to the Company stating with specificity which information is required to complete the CIM.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Financing Documentation or any other letter agreement, document, instrument, agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Company and its subsidiaries and businesses in the Financing Documentation the accuracy of which shall be a condition to availability of the Senior Credit Facilities (other than the Delayed Draw Term Loan Facility) on the Closing Date shall be the Specified Representations, (ii) the only representations and warranties relating to the Company, the Acquired Business, and their respective subsidiaries and businesses in the Financing Documentation the accuracy of which shall be a condition to availability of the Delayed Draw Term Loan Facility on the Delayed Draw Date shall be (a) the representations and warranties made by the Seller in the Acquisition Agreement with respect to the Acquired Business as are material to the interests of the Lead Arrangers and the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement or to otherwise elect not to consummate the Acquisition under the Acquisition Agreement as a result of a failure of such representations and warranties to be accurate (the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below), (iii) the terms of the Financing Documentation shall not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in Section C of this Commitment Letter and the section entitled “Conditions to Closing and Initial Borrowing” in the Term Sheet are satisfied or waived (it being understood that (I) to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement or (y) the delivery of stock certificates and related stock powers, together with appropriate instruments of transfer, to the extent that such equity is certificated prior to the Closing Date and is in the Company’s actual possession on the Closing Date) is not perfected on the Closing Date after the Company’s use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by the Lead Arrangers and the Company and (II) nothing in the preceding clause (I) shall be construed to limit the applicability of the individual conditions expressly listed in Section C of this Commitment Letter and the section entitled “Conditions to Closing and Initial Borrowing” in the Term Sheet), and (iv) the terms of the Financing Documentation shall not impair availability of the Delayed Draw Term Loan Facility on the Delayed Draw Date if the conditions set forth in the section entitled “Conditions to Delayed Draw Term Loan” in the Term Sheet are satisfied or waived (it being understood that (I) to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement or (y) the delivery of stock certificates and related stock powers, together with appropriate instruments of transfer, to the extent that such equity is certificated prior to the Delayed Draw Date and is in the Company’s actual possession on the Delayed Draw Date) is not perfected on the Delayed Draw Date after the Company’s use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Delayed Draw Term Loan Facility on the Delayed Draw Date but such security interest(s) will be required to be perfected within 60 days after the Delayed Draw Date and (II) nothing in the preceding clause (I) shall be construed to limit the applicability of the individual conditions expressly listed in the section entitled “Conditions to Delayed Draw Term Loan” in the Term Sheet). As used herein, “Specified Representations” means representations and warranties made by the Company and its subsidiaries (including, with respect to the Specified Representations made on the Delayed Draw Date, after giving effect to the Acquisition) in the Financing Documentation relating to incorporation or formation; organizational power and authority to enter into the Financing Documentation; due execution, delivery and enforceability of the Financing Documentation; solvency; no conflicts with laws, charter documents or material agreements (as such representations and warranties relate to the Financing Documentation or, with respect to the Specified Representations made on the Delayed Draw Date, the Acquisition); compliance with laws, rules and regulations (as such representations and warranties relate to the Financing Documentation or, with respect to the Specified Representations made on the Delayed Draw Date, the Acquisition); Federal Reserve margin regulations; the Investment Company Act; Patriot Act, OFAC, FCPA and anti-money laundering law compliance; and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, perfection and priority of the security interests granted in the proposed collateral. This paragraph is sometimes referred to as the “Certain Funds Provision”.

BioScrip, Inc.

June 16, 2013

D.	Information Requirements

The Company represents and warrants to the Lead Arrangers that (i) all written information, other than the Projections and other forward-looking information, information regarding third parties and general economic or industry information, that has been or will be made available to any of the Lead Arrangers or any of the Lenders by the Company or any of its representatives (or on its or their behalf) in connection with the Senior Credit Facilities and the other Transactions (as modified or supplemented in writing by any other information so furnished) (the “Information”) is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (ii) the Projections that have been or will be made available to any of the Lead Arrangers or any of the Lenders by the Company or any of its representatives (or on its or their behalf) in connection with the Senior Credit Facilities and the other Transactions have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time made; provided that it is expressly understood and agreed that financial projections (including the Projections) are inherently uncertain and are not a guarantee of financial performance and that actual results may differ from financial projections and such differences may be material. The Company agrees that, until the earlier of a Successful Syndication and 60 days following the Closing Date, it will (a) provide prompt written notice to the Lead Arrangers if the representations and warranties contained in the preceding sentence become incorrect at any time and for any reason and (b) promptly supplement the Information or the Projections, as the case may be, from time to time so that the representations and warranties contained in the first sentence of this paragraph are correct. In issuing the commitments and undertakings under this Commitment Letter and in arranging and syndicating the Senior Credit Facilities, SunTrust, Jefferies, and Morgan Stanley are relying on the Information and the Projections without independent verification.

BioScrip, Inc.

June 16, 2013

The Company authorizes the Lead Arrangers and their respective affiliates to share with each other, and to use, credit and other confidential or non-public information regarding the Company, the Acquired Business, and the Seller to the extent permitted by applicable laws and regulations and for the purpose of performing their obligations under this Commitment Letter and the Senior Credit Facilities; provided that, to the extent that any such information is made available to prospective Lenders, such parties shall have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements), all in accordance with the Lead Arrangers’ standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings).

E.	Fees; Indemnification; Expenses.

1.         Fees; Expenses. In addition to, but without duplication of, the fees described in the Term Sheet, the Company will pay (or cause to be paid) the fees set forth in, and in accordance with, (a) that certain letter agreement dated as of the date hereof, executed by SunTrust Bank, STRH, Jefferies, and Morgan Stanley and acknowledged and agreed to by the Company relating to this Commitment Letter (the “Lead Arranger Fee Letter”) and (b) that certain letter agreement dated as of the date hereof, executed by SunTrust Bank and STRH and acknowledged and agreed to by the Company relating to this Commitment Letter (the “Agency Fee Letter” and, together with the Lead Arranger Fee Letter, collectively, the “Fee Letters”). The Company also agrees to pay, or to reimburse SunTrust, Jefferies, and Morgan Stanley on demand for, all reasonable and documented costs and expenses (whether incurred before or after the date hereof) incurred in connection with the Senior Credit Facilities, the due diligence relating thereto, the syndication thereof, and the preparation of the Financing Documentation, including, without limitation, with respect to SunTrust only, the reasonable and documented fees, disbursements, and expenses of one outside counsel (and any required special or local counsel), in each case, regardless of whether the Senior Credit Facilities close. The Company also agrees to pay all documented costs and expenses of each of SunTrust, Jefferies, and Morgan Stanley (including, without limitation, documented fees and disbursements one outside counsel to each such party (and any required special or local counsel to each such party)) incurred in connection with the enforcement of any of its rights and remedies under this Commitment Letter or any Fee Letter.

BioScrip, Inc.

June 16, 2013

2.         Indemnification.  The Company agrees to indemnify and hold harmless the Lead Arrangers, SunTrust Bank, each other Lender, their respective affiliates and their respective directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Company or any of its subsidiaries or affiliates arising out of or in connection with this Commitment Letter, the Fee Letters, the Senior Credit Facilities, the use of the proceeds of the Senior Credit Facilities or any other Transaction, or any suit, claim, litigation, investigation or proceeding brought by the Company or the Company’s equity holders, affiliates or creditors or any third person or otherwise relating to any of the foregoing, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person or the Company is a party to any such proceeding; provided that the Company shall not be liable to an Indemnified Person pursuant to this indemnity for any Losses or any other amounts to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss or other amount resulted from (a) the bad faith, gross negligence or willful misconduct of such Indemnified Person or (b) a material breach by such Indemnified Person of any of its undertakings, obligations or commitments under this Commitment Letter, the Fee Letters, the Senior Credit Facilities or the use of the proceeds of the Senior Credit Facilities. No Indemnified Person shall be responsible or liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such liability resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person, or for any special, indirect, punitive, exemplary or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letters, the Senior Credit Facilities, the use of proceeds of the Senior Credit Facilities or any other Transaction.

F.	Special Disclosure

STRH is a wholly-owned subsidiary of SunTrust Banks, Inc. (“STBI”) and an affiliate of SunTrust Bank. STRH is a broker/dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation (“SIPC”). Although it is a subsidiary of STBI, STRH is not a bank and is separate from SunTrust Bank or any banking affiliate of SunTrust Bank. STRH is solely responsible for its contractual obligations and commitments. Securities and financial instruments sold, offered, or recommended by STRH are not bank deposits, are not insured by the Federal Deposit Insurance Corporation, SIPC or any governmental agency and are not obligations of or endorsed or guaranteed in any way by any bank affiliated with STRH or any other bank unless otherwise stated.

G.	Miscellaneous

1.         Termination. This Commitment Letter and all commitments and undertakings of the Lead Arrangers, SunTrust, Jefferies, and Morgan Stanley under this Commitment Letter shall expire at 5:00 p.m., Atlanta, Georgia time, on June 17, 2013, unless by such time the Company both executes and delivers to the Lead Arrangers this Commitment Letter and the Fee Letters. Thereafter, all commitments and obligations of the Lead Arrangers, SunTrust, Jefferies, and Morgan Stanley under this Commitment Letter will terminate on the earliest of (i) 5:00 p.m., Atlanta, Georgia time on July 31, 2013, unless the Financing Documentation related to the Senior Credit Facilities has been executed and delivered on or prior to such date (in which case, such commitments shall be subject to the terms set forth in the Financing Documentation) and (ii) the date on which the parties hereto mutually agree to terminate this Commitment Letter.

2.         No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Company, SunTrust, Jefferies, Morgan Stanley, and the Indemnified Persons; no provision of this Commitment Letter shall be deemed to confer rights on any other person or entity.

3.         No Assignment; Amendment. This Commitment Letter and the Fee Letters may not be assigned by the Company to any other person or entity, but all of the obligations of the Company under this Commitment Letter and under the Fee Letters shall be binding upon the successors and assigns of the Company. This Commitment Letter and the Fee Letters may not be amended or modified except in writing executed by each of the parties hereto.

BioScrip, Inc.

June 16, 2013

4.         Use of Name and Information. The Company agrees that any references to any Lead Arranger or any of their respective affiliates made in connection with the Senior Credit Facilities are subject to the prior approval of such Lead Arranger, which approval shall not be unreasonably withheld. Each Lead Arranger shall be permitted to use information related to the Company, the Acquired Business, and the Seller in connection with the syndication and arrangement of the Senior Credit Facilities pursuant to this Commitment Letter. Further, each of the Lead Arrangers shall be permitted at any time to use information related to the Company, the Acquired Business, and the Seller without the Company’s, the Acquired Business’, or the Seller’s prior approval with respect to marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense so long as the information is limited to the name of any Credit Party (including, without limitation, the Company and the Acquired Business) or any Lender and the amount of the Senior Credit Facilities, type of Senior Credit Facilities, the actual or anticipated closing date thereof and the actual or anticipated maturity date of the Senior Credit Facilities, and, after the closing date thereof, the pricing of the Senior Credit Facilities. Each of the Lead Arrangers agrees that its use of any other information related to the Company not identified in this Section G.4. is subject to the prior approval of the Company, which approval shall not be unreasonably withheld.

5.         Governing Law. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the state of New York. Each of the Company, SunTrust, Jefferies, and Morgan Stanley irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Commitment Letter, the Fee Letters, the Senior Credit Facilities, the use of proceeds of the Senior Credit Facilities or the actions of SunTrust, Jefferies, or Morgan Stanley in the negotiation, performance or enforcement of this Commitment Letter. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any state court in the State of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Senior Credit Facilities and the use of proceeds of the Senior Credit Facilities and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the Company, SunTrust, Jefferies, and Morgan Stanley irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company, SunTrust, Jefferies, or Morgan Stanley are or may be subject, by suit upon judgment. Service of any process, summons, notice or document on the Company may be made by registered mail addressed to the Company at the address appearing at the beginning of this letter for any suit, action or proceeding brought in any such court pursuant to this Commitment Letter.

6.         Survival. The obligations of the Company under the expense reimbursement, indemnification, confidentiality, governing law, and waiver of certain defenses provisions of this Commitment Letter shall survive the expiration and termination of this Commitment Letter and the execution and delivery of the Financing Documentation. Not in limitation of the foregoing, the obligations of the Company under Section B and Section D of this Commitment Letter with respect to the syndication of the Senior Credit Facilities shall survive the execution and delivery of the Financing Documentation.

BioScrip, Inc.

June 16, 2013

7.         Confidentiality. The Company will not disclose or permit disclosure of this Commitment Letter, the Fee Letters or the contents of the foregoing to any person or entity (including, without limitation, any Lender other than SunTrust, Jefferies, or Morgan Stanley), either directly or indirectly, orally or in writing, except (i) to the Company’s officers, directors, agents, employees, advisors, consultants, equityholders, members, managers and legal counsel, in each case, on a confidential basis, (ii) as required by law or regulation (in which case the Company agrees to inform the Lead Arrangers promptly thereof to the extent legally permitted to do so), (iii) with the written consent of the Lead Arrangers, and (iv) the Commitment Letter and a redacted version of the Lead Arranger Fee Letter (which redacted version may include market flex terms but shall exclude specific pricing and fee information) may be disclosed to the Seller and its officers, directors, agents, employees, advisors, consultants, equityholders, members, managers and legal counsel, in each case, on a confidential basis and only in connection with the Acquisition.

8.         No Fiduciary Duty. The Company acknowledges and agrees that (i) the commitment to and syndication of the Senior Credit Facilities pursuant to this Commitment Letter represent an arm's-length commercial transaction between the Company, on the one hand, and SunTrust, Jefferies, and Morgan Stanley on the other; (ii) the Company is capable of evaluating and understanding, and does understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (iii) in connection with the transactions contemplated by this Commitment Letter and the process leading to such transactions, each of SunTrust, Jefferies, and Morgan Stanley is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors, employees or any other party; (iv) none of SunTrust, Jefferies, or Morgan Stanley has assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the transactions contemplated by this Commitment Letter or the process leading to this Commitment Letter (irrespective of whether SunTrust, Jefferies, or Morgan Stanley has advised or is currently advising the Company on other matters), and none of SunTrust, Jefferies, or Morgan Stanley has any obligation to the Company with respect to the Senior Credit Facilities except those expressly set forth in this Commitment Letter; (v) SunTrust, Jefferies, Morgan Stanley, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and none of SunTrust, Jefferies, or Morgan Stanley has any obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (vi) none of SunTrust, Jefferies, or Morgan Stanley has provided any legal, accounting, regulatory or tax advice to the Company with respect to any of the transactions contemplated by this Commitment Letter, and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against SunTrust, Jefferies, and/or Morgan Stanley with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

9.         Affiliates. The Lead Arrangers reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Lead Arrangers hereunder or under the Lead Arranger Fee Letter in such manner as the Lead Arrangers and their affiliates or branches may agree in their sole discretion (so long as such allocation does not result in an increase in the aggregate amount of fees payable by the Company in accordance with the Lead Arranger Fee Letter) and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Lead Arrangers hereunder and under the Lead Arranger Fee Letter.

10.         Counterparts. This Commitment Letter and the Fee Letters may be executed in multiple counterparts, and by different parties in any number of separate counterparts, all of which taken together shall constitute one original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letters by telecopier or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart of this Commitment Letter.

BioScrip, Inc.

June 16, 2013

11.         Entire Agreement. This Commitment Letter and the Fee Letters embody the entire agreement and understanding among SunTrust, Jefferies, Morgan Stanley, the Company, and their affiliates with respect to the Senior Credit Facilities and supersede all prior understandings and agreements among the parties relating to the Senior Credit Facilities. However, the terms and conditions of the commitments of SunTrust Bank, Jefferies, and Morgan Stanley and the undertaking of the Lead Arrangers under this Commitment Letter are not limited to those set forth in this Commitment Letter, in the Term Sheet or in the Fee Letters; those matters not covered or made clear in this Commitment Letter or in the Term Sheet are subject to mutual agreement of the parties.

12.         Patriot Act. Each of SunTrust, Jefferies, and Morgan Stanley hereby notifies the Company and the Guarantors that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the names, addresses, tax identification numbers and other information regarding the Company and the Guarantors that will allow SunTrust, Jefferies, and Morgan Stanley to identify the Company and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for SunTrust, Jefferies, Morgan Stanley, and their respective affiliates.

13.         Consultation with Company. The Company hereby acknowledges and agrees that any consultation right of the Company set forth in this Commitment Letter, the Term Sheet, or the Fee Letters does not imply a veto right or consent right.

[Remainder of page intentionally blank; signature page follows]

We look forward to working with you on this important transaction.

Very truly yours,

SUNTRUST BANK

By:	/s/ J. Ben Cumming
Name: J. Ben Cumming
Title: Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Patrick M. Stevens
Name: Patrick M. Stevens
Title: Managing Director

[BIOSCRIP –COMMITMENT LETTER]

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[BIOSCRIP –COMMITMENT LETTER]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Nathan Speicher
Name: Nathan Speicher
Title: Authorized Signatory

[BIOSCRIP –COMMITMENT LETTER]

ACCEPTED AND AGREED

this 14 day of June, 2013:

BIOSCRIP, INC.

By:	/s/ Hai Tran
Name: Hai Tran
Title: CFO

[BIOSCRIP –COMMITMENT LETTER]

EXHIBIT A

Summary of Principal Terms and Conditions of

$475,000,000 Senior Secured Credit Facilities

Capitalized terms not otherwise defined in this Summary of Principal Term and Conditions (this “Term Sheet”) have the meanings set forth in the Commitment Letter to which this Term Sheet is attached (together with this Term Sheet, the “Commitment Letter”).

Borrower:	BioScrip, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The Senior Credit Facilities (as defined below) and, to the extent provided by the Administrative Agent, any Lender or any of their respective affiliates, all monetary liabilities arising from cash management services, treasury management services (including, without limitation, credit cards, purchasing cards and debit cards), and interest rate protection and other hedging arrangements owed to the Administrative Agent, any such Lender or any such affiliate (other than, with respect to any Guarantor, any hedging obligation that cannot be guaranteed by such Guarantor by virtue of such Guarantor not constituting an “eligible contract participant” under the Commodity Exchange Act) will be guaranteed by all existing and future direct and indirect domestic subsidiaries of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”).

Joint Lead Arrangers and Joint Bookrunners:	SunTrust Robinson Humphrey, Inc. (“STRH”), Jefferies Finance LLC (“Jefferies”), and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and, together with STRH and Jefferies, collectively, the “Lead Arrangers”).

Syndication Agent:	Jefferies Finance LLC

Documentation Agent:	Morgan Stanley Senior Funding, Inc.

Administrative Agent:	SunTrust Bank (“Administrative Agent”).

Lenders:	A syndicate of financial institutions arranged and approved by STRH in consultation with the Borrower and the Administrative Agent (collectively, the “Lenders”).

Senior Credit Facilities:	Senior credit facilities in an aggregate principal amount of $475,000,000 comprised of the following:

Revolving Credit Facility: A $75,000,000 revolving credit facility (the “Revolver”), including a $20,000,000 sublimit for the issuance of standby letters of credit (each a “Letter of Credit”), and a $10,000,000 sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by SunTrust Bank (the “Issuing Bank”) and Swingline Loans (the “Swingline Lender”) will be made available by SunTrust Bank in its sole discretion, and each Lender with a commitment under the Revolver will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

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Term B Loan: A $250,000,000 term loan B advanced in one drawing on the Closing Date (the “Initial Term B Loan”).

Delayed Draw Term Loan: A $150,000,000 senior secured delayed draw term loan B (the “Delayed Draw Term Loan”) will be advanced in one drawing on the date on which the Acquisition (as defined below) is consummated (the “Delayed Draw Date”), which shall in no event be later than October 31, 2013. Any portion of the Delayed Draw Term Loan that has not been funded on or prior to October 31, 2013, shall be permanently cancelled.

Loans and extensions of credit will be made only in U.S. dollars.

The Initial Term B Loan, the Delayed Draw Term Loan, and any Incremental Term Loan are collectively referred to in this Term Sheet as the “Term B Loans.” The Revolver and the Term B Loans are collectively referred to in this Term Sheet as the “Senior Credit Facilities.” The date on which the Senior Credit Facilities (other than the Delayed Draw Term Loan) are initially funded is referred to in this Term Sheet as the “Closing Date.”

Purpose:	The proceeds of the Revolver and the Initial Term B Loan shall be used only to (i) refinance certain existing indebtedness of the Credit Parties (other than Permitted Surviving Debt) (the “Refinancing”), (ii) fund other Permitted Acquisitions (as defined below) and pay fees and expenses incurred in connection therewith, (iii) finance capital expenditures and working capital needs of the Credit Parties, (iv) fund other general corporate purposes of the Borrower and its subsidiaries, (v) pay fees and expenses incurred in connection with the Senior Credit Facilities and the Refinancing, and (vi) with respect to the Revolver, for the purposes set forth in the immediately following paragraph. No loans under the Revolver shall be outstanding on the Closing Date, other than (x) to issue Letters of Credit to replace, backstop or provide other credit support for any existing letters of credit and to issue Letters of Credit in connection with “grandfathering” existing letters of credit into the Revolver so long as the issuer of each such existing letter of credit is a Lender under the Senior Credit Facilities and (y) to fund original issue discount resulting from the exercise of the Market Flex provisions in the Lead Arranger Fee Letter or additional fees payable under the Fee Letters.

The proceeds of the Delayed Draw Term Loan shall be used only to, and so long as the Delayed Draw Term Loan is fully funded, the proceeds of the Revolver may be used to, (i) fund a portion of the consideration paid by the Borrower for the acquisition (the “Acquisition”) of substantially all of the assets of a company previously identified to us as “Cassidy” (the “Acquired Business”) from CarePoint Partners Holdings LLC, a Delaware limited liability company (“CarePoint”), and the direct and indirect subsidiaries of CarePoint set forth on the signature pages to the Acquisition Agreement (CarePoint and such subsidiaries, collectively, “Seller”) and repay certain existing indebtedness of the Acquired Business (other than Permitted Surviving Debt) (the “Acquired Business Refinancing”) and (ii) pay fees and expenses incurred in connection with the consummation of the Acquisition.

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As used herein, the term “Transactions” means the Acquisition, the Acquired Business Refinancing, the Refinancing, the entering into of the Commitment Letter and the Fee Letters delivered in connection herewith, the entering into of the Senior Credit Facilities and the initial borrowings thereunder, and the payment of fees and expenses in connection with each of the foregoing.

Amortization and Maturity Date:	The Revolver shall terminate, and all amounts outstanding under it shall be due and payable in full, on the fifth anniversary of the Closing Date.

The Initial Term B Loan will amortize in equal quarterly principal installments in an aggregate annual amount equal to 1.0% per annum of the original principal amount of the Initial Term B Loan, commencing on the last day of the first full calendar quarter beginning after the Closing Date, with the remaining outstanding principal balance of the Initial Term B Loan to be due and payable in full on seventh anniversary of the Closing Date.

To the extent funded, the Delayed Draw Term Loan will have the same amortization schedule (commencing on the last day of the first full calendar quarter beginning after the Delayed Draw Date) and maturity date as the Initial Term B Loan.

Subject to terms and conditions to be mutually agreed, the loan documentation evidencing the Senior Credit Facilities (the “Financing Documentation”) shall provide the right of individual Lenders to agree to extend the maturity of their respective Revolver commitments or their respective portions of the Term B Loans (which extensions may include increases in pricing) upon the request of the Borrower and without the consent of any other Lender.

Pricing/Fees/Expenses:	As set forth in the Fee Letters and Addendum I attached to this Term Sheet.

Optional Prepayments and Revolver Reductions:	Subject to section titled “Prepayment Premium” below, prepayments may be made, in whole or in part, without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Prepayments of the Term B Loans may at the Borrower’s option be applied to amortization payments scheduled to occur in the succeeding 12 calendar months following such prepayment in direct order and, thereafter, on a pro rata basis to the remaining amortization payments. Any unutilized portion of the Revolver commitment and the Delayed Draw Term Loan commitment may be irrevocably reduced or terminated by the Borrower at any time without penalty.

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Mandatory Prepayments:	The Borrower shall be required to prepay the Senior Credit Facilities with (i) 100% of the net cash proceeds from the sale or disposition of assets (other than sales of inventory in the ordinary course of business, dispositions of worn out and obsolete equipment otherwise not prohibited by the Financing Documentation, dispositions of assets to other Credit Parties, dispositions of immaterial subsidiaries and immaterial investments, and other customary exceptions to be mutually agreed) and insurance and condemnation proceeds in excess of $10,000,000 in the aggregate during any fiscal year (subject to a 365/366 day period to reinvest or commit to reinvest (subject to an additional 180 day period for any such commitment to be reinvested) such proceeds in the business of the Borrower and no event of default existing at the time of receipt of such proceeds), (ii) 100% of net cash proceeds from the issuance of any debt by the Borrower or any of its subsidiaries (other than debt not prohibited to be issued under the terms of the Financing Documentation), and (iii) commencing with the fiscal year ending December 31, 2014, 50% of excess cash flow (to be defined on customary and reasonable terms and including deductions for, among others, (a) cash purchase consideration, as well as related costs and expenses, of Permitted Acquisitions, (b) permitted capital expenditures, (c) permitted investments, (d) permitted distributions and other permitted restricted payments (including permitted cash dividends), and (e) all other cash items added back in the calculation of “Consolidated EBITDA”, in each case, made during such period) of the Borrower and its subsidiaries, for such fiscal year if on the last day of the fiscal year for which such payment is being made the Total Net Leverage Ratio (as defined below) equals or exceeds 3.50 to 1.00 (at all other times there shall be no mandatory prepayment with any portion of the Borrower’s excess cash flow). Voluntary prepayments of the Term B Loans and advances funded under the Revolver (to the extent accompanied by permanent commitment reductions) shall be credited dollar-for-dollar against required excess cash flow prepayments. All such prepayments shall be applied to the Senior Credit Facilities first, pro rata to the Term B Loans (and to the principal installments thereof on a pro rata basis) until paid in full and then to the Revolver (without permanent reduction of the commitments thereunder).

For purposes of this Term Sheet, the term “Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) the sum of total consolidated funded debt[1] (less unrestricted cash and cash equivalents (for the avoidance of doubt, excluding proceeds of any loans being made on the date that the Total Net Leverage Ratio is tested)) on such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date.

 1 Consolidated funded debt to exclude any obligations owed by the Credit Parties to AmerisourceBergen Drug Corporation under the Prime Vendor Agreement.

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Prepayment Premium:	If, within six months after the Closing Date, the Term B Loans are refinanced with the proceeds of indebtedness having a lower applicable margin or yield than that applicable to the Term B Loans, then the prepayment of the Term B Loans in connection with such refinancing shall be made at 101% of the principal amount so prepaid. Downward repricings of the Term B Loans within six months after the Closing Date through an amendment to the Financing Documentation will be deemed a refinancing for purposes of this paragraph.

Collateral:	The Senior Credit Facilities and, to the extent provided by the Administrative Agent, any Lender or any of their respective affiliates, all monetary liabilities arising from cash management services, treasury management services (including, without limitation, credit cards, purchasing cards and debit cards), interest rate protection and other hedging arrangements owed to the Administrative Agent, any such Lender or any such affiliate (other than, with respect to any Guarantor, any hedging obligation that cannot be guaranteed by such Guarantor by virtue of such Guarantor not constituting an “eligible contract participant” under the Commodity Exchange Act) shall be secured on a pari passu basis by a first priority security interest (subject to Specified Permitted Liens (as defined below)) in and lien on all personal property and material owned real property of the Borrower and Guarantors and a pledge of 100% of each Credit Party’s equity (other than the Borrower’s equity), including without limitation, all accounts, deposit accounts (subject to customary account control agreements and, with respect to deposit accounts into which government receivables and reimbursement payments are deposited, customary government receivables account control agreements), inventory, equipment, general intangibles, goods, documents, contracts, trademarks, patents, copyrights, intercompany obligations, stock, securities, notes, and material real estate owned by Borrower or any Guarantor (the “Collateral”), other than any Excluded Assets (as defined below). Notwithstanding the foregoing, in respect of any stock of any foreign subsidiaries of any Credit Party, such pledge shall be limited to 65% of the voting capital stock of such Credit Party’s first tier foreign subsidiaries. With respect to the leased property of the Borrower and the Guarantors located at 10050 Crosstown Circle, Suite 300, Eden Prairie, Minnesota 55344 and 100 Clearbrook Road, Elmsford, New York 10523 and all other material leased real property of the Borrower and Guarantors, the Borrower and Guarantors shall be required to use commercially reasonable efforts within a reasonable period of time following the Closing Date to obtain customary agreements with landlords in form and substance reasonably satisfactory to the Administrative Agent.

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BioScrip, Inc.

Notwithstanding anything to the contrary, the Collateral shall exclude the following (the “Excluded Assets”): (i) any fee-owned real property with a fair market value of less than $5,000,000 and all leasehold interests; (ii) motor vehicles and other assets subject to certificates of title to the extent that a security interest therein cannot be perfected by the filing of a UCC-1 financing statement; (iii) letter of credit rights (except to the extent constituting a support obligation for other Collateral as to which the perfection of security interests in such other Collateral and the support obligation is accomplished solely by the filing of a UCC-1 financing statement) and commercial tort claims, in each case, with a value of less than an amount to be agreed; (iv) equity interests of non-wholly owned subsidiaries and joint ventures, to the extent a pledge thereof is not permitted by the organizational documents of such non-wholly owned subsidiaries and joint ventures; (v) licenses, instruments, agreements and other general intangibles (other than proceeds and receivables thereof) to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof or result in a breach by any Credit Party of any agreement related thereto but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (“UCC”), Title 11 of the United States Code (the “Bankruptcy Code”) or any other requirement of law and such prohibition is not prohibited under the negative covenant governing negative pledge clauses and restrictions on distributions, advances and asset transfers by subsidiaries; (vi) zero balance accounts, payroll accounts, withholding and trust accounts, tax accounts, escrow or other fiduciary accounts, local or petty cash accounts containing less than a to-be-determined amount and accounts into which government receivables and government reimbursement payments are deposited (provided, however, that such accounts shall be subject to customary government receivables account control agreements); (vii) other assets to the extent the pledge thereof is prohibited by applicable law (other than proceeds and receivables thereof), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law; (viii) those assets as to which the Administrative Agent shall reasonably determine that the costs of obtaining or perfecting such security interest are excessive in relation to the value of the security to be afforded thereby; and (ix) such other assets of the Borrower and the Guarantors as may be reasonably agreed by the Administrative Agent.

The liens securing the Senior Credit Facilities will be senior to the liens granted by the Credit Parties to AmerisourceBergen Drug Corporation.

For purposes of this Term Sheet, the term “Specified Permitted Liens” shall mean (a) nonconsensual liens arising by operation of law, (b) purchase money liens on fixed assets and liens on fixed assets securing capital leases so long as (i) such lien granted is limited to the specific fixed assets acquired and the proceeds thereof and (ii) the aggregate principal amount of indebtedness secured by such lien is not more than the acquisition cost of the specific fixed assets on which the lien is granted, (c) purchase money liens on inventory in an aggregate amount not to exceed $TBD so long as (i) such lien granted is limited to the specific inventory acquired and (ii) the aggregate principal amount of indebtedness secured by such lien is not more than the acquisition cost of the inventory on which the lien is granted, and (d) other liens consented to in writing by the Lead Arrangers.

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Incremental Facility:	The Borrower shall have the right to increase the existing commitments under the Revolver (each such increase, an “Incremental Revolving Facility”) and/or obtain new term B loans (each new term B loan, an “Incremental Term Loan” and, together with any Incremental Revolving Facility, an “Incremental Facility”) at any time and from time to time on or before the maturity date of the relevant Senior Credit Facility in the aggregate amount of (x) $100,000,000 plus (y) an unlimited additional incremental amount so long as, with respect to such additional incremental amount under this clause (y) only, the Total Net Leverage Ratio on a pro forma basis after giving effect to any such additional incremental amount (and the anticipated use of proceeds thereof, assuming, in the case of any Incremental Revolving Facility, a full utilization thereof) is less than or equal to 4.50 to 1.00; provided, that (i) any new lenders under an Incremental Revolving Facility are approved by the Administrative Agent in its sole discretion, (ii) no commitment of any Lender shall be increased without the consent of such Lender, (iii) all conditions to borrowings after the Closing Date (other than conditions to the borrowing of the Delayed Draw Term Loan) set forth in the Financing Documentation are satisfied or waived, (iv) no event of default under the Financing Documentation shall exist, (v) the final maturity date and the weighted average life to maturity of any Incremental Term Loan shall be no earlier than the final stated maturity date and no shorter than the weighted average life to maturity of any existing Term B Loan, respectively, (vi) any Incremental Revolving Facility shall become part of the Revolver and shall have the same terms and conditions as the Revolver, including, without limitation, the same maturity date and interest rates (subject to the last sentence of this section), and (vii) all obligations under all Incremental Facilities (assuming, in the case of any Incremental Revolving Facility, a full utilization thereof) shall constitute “senior obligations” under all intercreditor agreements entered into with respect to the Senior Credit Facilities, including, without limitation, the ABDC Intercreditor Agreement. Each Incremental Facility shall become part of the Senior Credit Facilities, subject to the terms for such Incremental Facility. To the extent that the all-in pricing (including interest rates and upfront fees (equated to an increase in interest rates (based on an assumed 4-year average life to maturity or the remaining life to maturity)), but excluding any arrangement fee, structuring fee, underwriting fee and other fees paid in connection with the arrangement of any Incremental Facility) for any Incremental Facility is more than 50 basis points higher than the pricing of the corresponding Senior Credit Facility, the pricing (including interest rates and upfront fees but excluding any arrangement fee, structuring fee, underwriting fee and other fees paid in connection with the arrangement of such Incremental Facility) on the applicable Senior Credit Facility shall be increased to an amount equal to the all-in pricing on such Incremental Facility minus 50 basis points.

Conditions to Closing and Initial Borrowing:	The availability of the Senior Credit Facilities on the Closing Date will be subject to the Certain Funds Provision in all respects and the satisfaction or waiver of solely the conditions set forth in Section C of the Commitment Letter and the following conditions:

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(i) Payment of all fees and expenses required to be paid on the Closing Date pursuant to, and in accordance with, the Commitment Letter and Fee Letters entered into in connection herewith.

(ii) Preparation, execution (as applicable) and delivery of (a) an intercreditor agreement with respect to the prime vendor agreement with AmerisourceBergen Drug Corporation (the “ABDC Intercreditor Agreement”) in form and substance satisfactory to the Lead Arrangers, (b) mutually acceptable and customary loan documentation (including, without limitation, a credit agreement for the Senior Credit Facilities) which shall (x) incorporate the terms and conditions set forth herein and in the Commitment Letter and such other terms and conditions as are not inconsistent with the terms and conditions set forth herein and therein and as the Borrower and the Administrative Agent and Lead Arrangers may agree, (y) be usual and customary for credit facilities of this type as reasonably determined by the Lead Arrangers, the Administrative Agent and the Borrower, and (z) give due regard to the operational requirements of the Credit Parties in light of their size, industry, practices, the Projections and the leverage profile of the Credit Parties as reasonably determined by the Lead Arrangers, the Administrative Agent and the Borrower (the provisions in clauses (x), (y) and (z) being collectively referred to herein as the “Documentation Considerations”), and (c) customary legal opinions, evidence of authorization, officer’s certificates with corporate documents attached, good standing certificates (to the extent applicable), lien searches, payoff letters and lien releases (specifically (1) including payoff letters and lien releases for the UCC financing statements filed by, with respect to the Borrower and its subsidiaries, Healthcare Finance Group, LLC, and (2) excluding Permitted Surviving Debt), officer’s certificates, certificates of insurance, flood determinations (if applicable), evidence of flood insurance (if applicable), material governmental and material third party consents and approvals for the Senior Credit Facilities (all of which shall be final, with no waiting period to expire or ongoing governmental inquiry or investigation), customary documents and instruments required to create and perfect the Administrative Agent’s first priority security interest (subject to Specified Permitted Liens) in the Collateral (which, if applicable, shall be in proper form for filing), and a customary solvency certificate of the Borrower’s chief financial officer or other appropriate responsible officer, in each case, in form and substance reasonably satisfactory to the Lead Arrangers.

(iii) Delivery of documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws at least five (5) business days prior to the Closing Date to the extent that such documentation and information was requested at least ten (10) days prior to the Closing Date.

(iv) Delivery of (a) the consolidated audited financial statements of the Borrower and its subsidiaries for the fiscal year ended December 31, 2012, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP in all material respects and (b) financial projections for the Borrower and its subsidiaries, after giving effect to the Senior Credit Facilities, for the five year period immediately following the Closing Date (including projections prepared on a quarterly basis through at least the end of the calendar year of 2013).

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(v) The Borrower shall have used commercially reasonable efforts to obtain credit ratings for the Senior Credit Facilities and the corporate family credit of the Borrower and its subsidiaries by S&P and Moody’s.

(vi) Since December 31, 2012, the absence of a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), or properties of the Borrower and its subsidiaries, on a consolidated basis and taken as a whole.

(vii) With respect to the Borrower and its subsidiaries, the Specified Representations shall be true and correct in all material respects (or, in all respects, if qualified by materiality in the Financing Documentation).

(viii) The Administrative Agent shall have received an executed notice of borrowing for the initial funding of the Senior Credit Facilities.

Conditions to Delayed Draw Term Loan:	The availability of the Delayed Draw Term Loan on the Delayed Draw Date will be subject to the Certain Funds Provision in all respects and the satisfaction or waiver of solely the following conditions:

(i) Since December 31, 2012, (a) the absence of any event, circumstance, development, condition, occurrence, state of facts, change or effect that, when considered individually or in the aggregate (1) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of CarePoint and its subsidiaries, taken as a whole, or (2) materially impairs the ability of CarePoint to consummate the transactions contemplated by the Acquisition Agreement, in either case, other than any event, circumstance, development, condition, occurrence, state of facts, change or effect arising out of: (A) general business or economic conditions affecting the industry in which CarePoint and its subsidiaries operate, (B) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (D) changes in GAAP, (E) changes in applicable law, (F) the taking of any action contemplated by the Acquisition Agreement or the other agreements contemplated thereby or the announcement of the Acquisition Agreement, the other agreements contemplated thereby or the transactions contemplated thereby, or (G) any adverse change in or effect on the business of CarePoint and its subsidiaries that is cured by or on behalf of CarePoint before the earlier of the Closing Date and the date on which the Acquisition Agreement is terminated pursuant to Article 7 of the Acquisition Agreement, and (b) the absence of a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), or properties of the Borrower and its subsidiaries, on a consolidated basis and taken as a whole.

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(ii) The Lead Arrangers shall have received (a) certified copies of the Acquisition Agreement (including the Company Disclosure Letter and any other schedules and exhibits thereto) and (b) evidence that the Acquisition shall have been consummated or, substantially simultaneously with the funding of the Delayed Draw Term Loan, shall be consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, supplements, amendments, consents or waivers thereto that are material and adverse to any Lead Arranger or any Lender without the prior written consent of the Lead Arrangers (it being understood and agreed that (I) any decrease in the purchase price of less than 10% of the aggregate consideration payable in connection with the Acquisition shall be deemed to not be material or adverse to any Lead Arranger or any Lender, and (II) any increase in the purchase price shall be deemed to not be material or adverse to any Lead Arranger or any Lender so long as such increase is not funded with proceeds of the Senior Credit Facilities).

(iii) The Specified Acquisition Agreement Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects (or, in all respects, if qualified by materiality in the Financing Documentation).

(iv) The Administrative Agent shall have received an executed notice of borrowing for the Delayed Draw Term Loan.

(v) The advance of the Delayed Draw Term Loan will occur no later than October 31, 2013.

(vi) Preparation, execution (as applicable) and delivery of customary lien searches, payoff letters and lien releases with respect to the Acquired Business (specifically, to the extent related to the Acquired Business and not related to liabilities or indebtedness that is retained by the Seller pursuant to the Acquisition Agreement, (1) including payoff letters and lien releases for the UCC financing statements filed by, with respect to the Acquired Business, Madison Capital Funding LLC, (2) including either (A) a payoff letter and lien release or (B) a UCC-3 financing statement amendment limiting the collateral description to purchased inventory, so long as the underlying obligations constitute Permitted Surviving Debt (whichever is required by the Lead Arrangers) of the UCC financing statement filed by ASD Specialty Healthcare Inc., (3) including either (A) a payoff letter and lien release, (B) a UCC-3 financing statement amendment limiting the collateral description to specific collateral, so long as the underlying obligations constitute Permitted Surviving Debt, or (C) other evidence satisfactory to the Lead Arrangers of termination of the underlying obligations (whichever is required by the Lead Arrangers) of the UCC financing statement filed by The Harvard Drug Group, L.L.C., and (4) excluding Permitted Surviving Debt), certificates of insurance, flood determinations (if applicable), evidence of flood insurance (if applicable), Hart-Scott-Rodino and other material governmental and material third party consents and approvals for the Acquisition (all of which shall be final, with no waiting period to expire or ongoing governmental inquiry or investigation), customary documents and instruments required to create and perfect the Administrative Agent’s first priority security interest (subject to Specified Permitted Liens) in the Collateral acquired pursuant to the Acquisition (which, if applicable, shall be in proper form for filing), and customary documents to join any subsidiary acquired or formed in connection with the Acquisition to the Financing Documentation as a Guarantor (to the extent that such subsidiary would have been required to be a Guarantor on the Closing Date), in each case, in form and substance reasonably satisfactory to the Lead Arrangers.

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(vii) Delivery of (a) the consolidated audited financial statements of CarePoint and its subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP in all material respects, and (b) the consolidated unaudited financial statements of CarePoint and its subsidiaries for the fiscal quarter ended December 31, 2012, and for each subsequent fiscal quarter for which financial statements are available.

Conditions to All Other Credit Extensions:	Each credit extension under the Senior Credit Facilities after the Closing Date (other than the advance of the Delayed Draw Term Loan) will be subject to the following conditions: receipt of a notice of borrowing; accuracy of representations and warranties in all material respects; absence of any default or event of default; and with respect to any Letter of Credit or Swingline Loan, no defaulting lender in existence (unless cash collateral has been posted, such defaulting lender’s revolving commitment has been reallocated, or other arrangements reasonably satisfactory to the Swingline Lender or Issuing Bank, as applicable, have been made).

Representations and Warranties:	The Financing Documentation will contain only the following representations and warranties applicable to the Credit Parties and their subsidiaries (with customary and reasonable qualifications, exceptions and thresholds to be agreed upon and subject to the Documentation Considerations): due organization, good standing, power and authority; due authorization, execution, delivery and enforceability; governmental and third party consents and approvals; no violation of laws, regulations, judgments, organizational documents, or material agreements; health care matters; HIPAA compliance; reimbursement from governmental and third party payors; no fraud or abuse; reimbursement policies; management services agreements; no creation of liens; accuracy of financial statements; absence of any material adverse change; no litigation; environmental matters; compliance with material agreements; not an investment company or subject to regulation restricting the incurrence of indebtedness; tax matters; margin regulations; use of proceeds; ERISA; ownership of assets; insurance; intellectual property; accuracy of disclosure; labor matters; subsidiaries and equity interests; deposit and disbursement accounts; solvency; creation, perfection, and priority of security interests; Patriot Act, OFAC, FCPA and anti-money laundering law compliance.

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Covenants:	The Financing Documentation will contain only the following covenants applicable to the Credit Parties and their subsidiaries (with customary and reasonable qualifications, exceptions and thresholds to be agreed upon and subject to the Documentation Considerations):

(a) Reporting Covenants - Delivery of annual audited financial statements, budgets and forecasts; quarterly unaudited financial statements; accountant’s certificate from nationally recognized auditors with annual financials containing an opinion that is not subject to any qualification as to “going concern” or scope of the audit (except as it relates to the impending maturity of the Senior Credit Facilities); copies of materials filed with the SEC; copies of environmental reports with respect to owned real property that constitutes Collateral; other information reasonably requested by the Administrative Agent or any Lender; quarterly compliance certificates; customary notifications, including, without limitation, notice of any default, material litigation, material environmental liabilities, material ERISA events, any default or material amendment under, or termination of, the Facility Participation Agreement with United HealthCare Insurance Company, contracting on behalf of its Oxford Health Plans (NJ), the Facility Participation Agreement with United HealthCare Insurance Company, contracting on behalf of itself and UnitedHealthcare of the Midwest, the Ancillary Provider Participation Agreement with United HealthCare Insurance Company, contracting on behalf of itself and UnitedHealthcare of New York, or the Ancillary Provider Participation Agreement with UnitedHealthcare of New York, Inc., final audit reports and final management letters, healthcare matters, and changes to any Credit Party’s legal name, chief executive office, legal structure, jurisdiction of organization, or taxpayer number. Delivery of annual audited financial statements and quarterly unaudited financial statements may be satisfied by delivering the Borrower’s Form 10-K or 10-Q filed with the SEC, within the applicable time periods for delivery of such statements, as applicable, set forth in the Financing Documentation.

(b) Affirmative Covenants - maintenance of existence, property, insurance, material intellectual property, material licenses and permits, corporate separateness, and credit ratings; conduct of business; compliance with laws; payment of taxes and other obligations; books and records; inspection rights; use of proceeds; margin regulations; casualty and condemnation; landlord agreements and other real property matters (including without limitation, to the extent any mortgages are provided, satisfaction of all flood insurance requirements of the Lenders); health care matters; environmental matters; accounting systems; cash management systems and deposit accounts; designation as senior debt; additional subsidiaries, guaranties, and pledges of equity interests; additional collateral; further assurances; post-closing covenants (if any).

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(c) Negative Covenants - Restrictions on indebtedness (with exceptions for, among others, (1) purchase money indebtedness and capital leases, (2) unsecured seller debt incurred in connection with Permitted Acquisitions, (3) intercompany indebtedness and (4) additional secured and unsecured indebtedness (subject to terms, baskets and Total Net Leverage Ratio thresholds to be mutually agreed and, in the case of secured indebtedness, an intercreditor agreement in form and substance satisfactory to the Administrative Agent); liens; mergers, consolidations, and acquisitions (with exceptions for, among others, Permitted Acquisitions); sale of assets; engaging in business other than current business and those reasonably related, incidental and ancillary thereto; investments and loans (with exceptions for, among others, Permitted Acquisitions, joint ventures and intercompany advances subject to terms and baskets to be mutually agreed; provided, that investments in and loans to subsidiaries that are not Guarantors shall be limited as mutually agreed); redemptions and payments on junior debt and junior capital; affiliate transactions (with exceptions for, among others, arms’ length transactions); covenants limiting dividends, management fees and loans (with exceptions for, among others, cash dividends and distributions, in each case, subject to limitations to be agreed); restrictive agreements; margin stock; sale/leaseback transactions; speculative hedging; amendments to organizational documents; amendments to material agreements that are adverse to the Lenders in any material respect; change in fiscal year or accounting practices; government regulation; health care matters; ERISA.

(d) Permitted Acquisitions – Borrower and its subsidiaries will be permitted to make (1) the Acquisition and (2) other acquisitions, subject to the satisfaction or waiver by the Administrative Agent of the following conditions (each, a “Permitted Acquisition”): (i) delivery of a description of the proposed acquisition and, to the extent available, any letters of intent or term sheets with respect to such acquisition and financial statements for the target, in each case, at least 10 business days prior to the closing of such acquisition and, at least three business days prior to the closing of any acquisition for an aggregate cash consideration of more than an amount to be mutually agreed, copies of substantially final versions of the documentation evidencing such acquisition; (ii) receipt of all material regulatory and third party approvals with respect to such acquisition; (iii) granting to the Administrative Agent of a first priority security interest (subject to permitted liens) in all acquired assets (to the extent constituting Collateral) as may be required by the Financing Documentation, subject to customary exceptions; (iv) no existing default or event of default under the Senior Credit Facilities and continuing compliance, on a pro forma basis after giving effect to the acquisition and any indebtedness incurred in connection therewith, with all covenants; (v) evidence that the Total Net Leverage Ratio is less than or equal to 5.50 to 1.00, and the Senior Secured Net Leverage Ratio (as defined below) is less than or equal to 5.00 to 1.00, in each case, on a pro forma basis after giving effect to the acquisition and any indebtedness incurred in connection therewith, as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to the Financing Documentation; (vi) the proposed acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors or other similar governing body; and (vii) any entity acquired pursuant to such acquisition shall become a Guarantor to the extent that such entity would have been required to be a Guarantor on the Closing Date.

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(e) Financial Covenants - Maintenance of the following financial covenant (with levels and definitions to be determined):

With respect to the Term B Loans: None.

With respect to the Revolver: So long as a Revolver Covenant Triggering Event (as defined below) has occurred and is continuing, a Senior Secured Net Leverage Ratio solely for the benefit of the Lenders under the Revolver as set forth below:

Senior Secured Net Leverage Ratio – As of the last day of any fiscal quarter after the occurrence and during the continuance of a Revolver Covenant Triggering Event, the ratio of (i) the sum of total consolidated funded debt[2] (other than any subordinated debt and unsecured debt not prohibited by the Financing Documentation and less unrestricted cash and cash equivalents (for the avoidance of doubt, excluding proceeds of any loans being made on the date that the Senior Secured Net Leverage Ratio is tested)) on such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date shall not exceed a maximum ratio to be specified in the Financing Documentation. The covenant levels shall be set with a 35% cushion off of the levels provided in management’s base case model prepared for the initial funding under the Senior Credit Facilities.

Any amendment, waiver or modification of the Senior Secured Net Leverage Ratio shall only require the vote of the Lenders holding at least a majority of the commitments under the Revolver. An event of default as a result of the breach of the Senior Secured Net Leverage Ratio shall only result in a default or an event of default with respect to the Term B Loans if the Lenders under the Revolver have terminated the commitments under the Revolver and accelerated any loans then outstanding thereunder.

The Senior Secured Net Leverage Ratio covenant will be tested each fiscal quarter solely to the extent that, on the last day of such fiscal quarter the outstanding principal amount of advances drawn under the Revolver exceeds 25% of the maximum amount able to be drawn under the Revolver (a “Revolver Covenant Triggering Event”).

2 Consolidated funded debt to exclude any obligations owed by the Credit Parties to AmerisourceBergen Drug Corporation under the Prime Vendor Agreement.

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For purposes of this Term Sheet, “Consolidated EBITDA” will be defined as mutually agreed.

Events of Default:	The Financing Documentation will contain only the following events of default (with customary and reasonable qualifications, exceptions and thresholds to be agreed upon and subject to the Documentation Considerations): payment default; breach of representations in any material respect; in respect of the Revolver only, breach of the Senior Secured Net Leverage Ratio financial covenant (to the extent applicable) (provided that a breach shall only result in a default or an event of default with respect to the Term B Loans if the Lenders under the Revolver have terminated the commitments under the Revolver and accelerated any loans then outstanding thereunder); breach of other covenants or events of default in the Financing Documentation; cross-default to material indebtedness; cross-default to AmerisourceBergen Drug Corporation second lien obligations; bankruptcy; inability to generally pay debts as they become due; commencement of any governmental proceeding or hearing relating to, or any involuntary termination of, any license, consent, authorization, accreditation, reimbursement approval, permit, or certificate, to the extent such proceeding or hearing would reasonably be expected to have a material adverse effect; ERISA; material judgments; change in control; termination or invalidity of the ABDC Intercreditor Agreement or any other loan document or any material portion thereof; invalidity of first priority security interest (subject to Specified Permitted Liens) in Collateral; criminal conviction that would reasonably be expected to lead to forfeiture of a material portion of Collateral or exclusion from participation in any federal or state health care plan.

Participations and Assignments:	Assignments of the Senior Credit Facilities to other banks, financial institutions and funds will be permitted with the written approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed, and such approval not required by Borrower if an event of default has occurred) in minimum amounts of $5,000,000 with respect to the Revolver and $1,000,000 with respect to the Term B Loans, and minimum increments of $1,000,000; provided, however, that (i) no such consent of the Borrower or the Administrative Agent shall be required to any assignment of any Loan by a Lender to an affiliate of such Lender or to a debt fund managed by a Lender or an affiliate of a Lender, (ii) the minimum increment requirement shall not apply if a Lender is assigning its entire commitment and (iii) no Lender shall be permitted to assign any portion of the Senior Credit Facilities to a Disqualified Institution and any refusal by the Borrower to consent to an assignment to a Disqualified Institution shall not be deemed to be unreasonable; provided, further, that Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment. Participations to other banks and financial institutions (other than Competitors) will be permitted without consent but will not release the selling Lender from its obligations with respect to the Senior Credit Facilities. For the avoidance of doubt, no Credit Party nor any affiliate of a Credit Party shall be a Lender under the Senior Credit Facilities.

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Waivers and Amendments:	Amendments and waivers will require approval of Lenders holding more than 50% of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that the consent of each affected Lender shall be required to, among other things, (i) extend or increase any commitment, or extend the date scheduled for payment of any principal (excluding any mandatory prepayment), interest or fees, (ii) reduce the principal amount of any loan, the rate of interest under any loan or fees payable in respect of any loan, (iii) release all or substantially all of the Collateral or all or substantially all of the value of any guaranty, (iv) change the waterfall provisions, or pro rata sharing and payment provisions, and (v) reduce the percentage required for “Required Lenders”; provided that the Financing Documentation shall provide the right for any individual Lender to agree to extend the maturity date and/or extend the commitment expiration date of its portion of the Revolver upon the request of Borrower without the consent of any other Lender on terms and conditions to be mutually agreed and pursuant to pro rata offers for the applicable class.

Replacement Lenders:	The Financing Documentation will contain customary provisions for replacing any Lender that (i) is a defaulting lender, (ii) has requested reimbursement for increased costs or required tax gross ups, or (iii) withholds its consent to certain amendments or waivers with respect to which such Lender’s consent was required; provided that such amendments or waivers have been approved by the Required Lenders.

Defaulting Lenders:	Defaulting lenders will not be entitled to commitment fees, will be excluded for purposes of determining Required Lenders and will be subject to removal at par. Amounts owed to defaulting lenders will be subject to setoff for amounts not funded, and Swingline Lender and Issuing Bank will be relieved of any obligation to issue new Letters of Credit or fund Swingline Loans unless and until satisfactory arrangements have been made to eliminate risk to Swingline Lender or Issuing Bank, as appropriate, with respect to the participation in Swingline Loans or Letters of Credit, as appropriate, of the defaulting lender, including by cash collateralizing such defaulting lender’s pro rata share of the Swingline Loan and Letter of Credit exposure.

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Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, the Issuing Bank, the Swingline Lender, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities and the other Transactions contemplated by the Financing Documentation, the Borrower’s use of loan proceeds or the commitments, including, but not limited to reasonable and documented attorney’s fees, expenses and settlement costs; provided that the Borrower shall not be liable to any indemnified person pursuant to this indemnity for any amounts to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such amount resulted from (a) the bad faith, gross negligence or willful misconduct of such indemnified person or (b) a material breach by such indemnified person of any of its undertakings, obligations or commitments under the Financing Documentation. This indemnification shall survive and continue for the benefit of all such persons and entities.

Governing Law:	State of New York.

Counsel to the Administrative Agent:	Jones Day.

Miscellaneous:	Each party shall waive its right to a trial by jury and submit to jurisdiction in New York. The Financing Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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ADDENDUM I

PRICING, FEES AND EXPENSES

Capitalized terms not otherwise defined in this Addendum have the meaning set forth in the Summary of Principal Terms and Conditions to which this Addendum is attached.

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities (other than with respect to Swingline Loans) will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin (as defined below), or (ii) the Base Rate plus the Applicable Margin.

LIBOR means, for any interest period of 1, 2, 3 or 6 months (or, with the consent of all applicable Lenders, 9 or 12 months), the rate per annum appearing on Reuters Screen LIBOR01 Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any such interest period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at or about 10:00 a.m. (Atlanta, Georgia time) two business days prior to the first day of such Interest Period for a term comparable to such Interest Period. LIBOR shall be adjusted for applicable reserve requirements. LIBOR on the Initial Term B Loan and the Delayed Draw Term Loan shall be subject to a 1.00% LIBOR floor.

Base Rate means the highest of (i) the rate which SunTrust announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent (½%) per annum (any changes in such rates to be effective as of the date of any change in such rate), or (iii) LIBOR determined on a daily basis for a period of one month plus 1.00%. The SunTrust prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust may make commercial loans or other loans at rates of interest at, above, or below the SunTrust prime lending rate.

Applicable Margin means (a) with respect to the Initial Term B Loan and the Delayed Draw Term Loan, a percentage per annum equal to (i) 4.50% with respect to LIBOR loans and (ii) 3.50% with respect to Base Rate loans and (b) with respect to the Revolver, an initial percentage per annum equal to (i) 4.25% with respect to LIBOR loans and (ii) 3.25% with respect to Base Rate loans, subject in the case of this clause (b) to a mutually agreed pricing table based on the Total Net Leverage Ratio.

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolver.

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Interest for LIBOR loans shall be payable at the end of the selected interest period but no less frequently than quarterly. Interest for Base Rate Loans and Swingline Loans shall be payable quarterly in arrears.

Default Interest:	If any Triggering Event of Default has occurred and is continuing, at the written request of the Required Lenders, the then otherwise applicable Applicable Margin and Letter of Credit Fees shall be increased by 2% per annum; provided that, for any LIBOR advances, at the end of the applicable Interest Period, interest shall accrue at the Base Rate plus the Applicable Margin plus 2% per annum. Default interest shall be payable on demand.

For purposes of this Term Sheet, “Triggering Event of Default” shall mean a payment or bankruptcy event of default.

Commitment Fee:	A commitment fee of 0.50% per annum shall be payable by the Borrower quarterly in arrears on the average daily unused portion of the Revolver. Outstanding Letters of Credit under the Revolver will be deemed usage of the Revolver, but loans under the Swingline shall not be deemed usage of the Revolver.

Delayed Draw Ticking Fee:	A delayed draw ticking fee (the “Delayed Draw Ticking Fee”) shall be payable by the Borrower quarterly in arrears on the average daily undrawn portion of the Delayed Draw Term Loan. Such ticking fee shall begin to accrue on the date that is 31 days after the Closing Date. The Delayed Draw Ticking Fee shall be in an amount equal to (a) for the period from and including the 31st day after the Closing Date through and including the 90th day after the Closing Date, 0.50 multiplied by the Applicable Margin for LIBOR loans under the Term B Loans and (b) for the period from and including the 91st day after the Closing Date and continuing thereafter (subject to the following sentence), the Applicable Margin for LIBOR loans under the Term B Loans. Such ticking fee shall cease to accrue on the earliest of (i) the Delayed Draw Date, (ii) the date on which the Delayed Draw Term Loan commitment is terminated in writing by the Borrower and (iii) October 31, 2013.

Letter of Credit Fee:	Letter of Credit fees shall be payable quarterly in arrears at a rate equal to the Applicable Margin for LIBOR loans under the Revolver on the average outstanding Letters of Credit, ratably to the Lenders in accordance with their participation in the respective Letters of Credit. In addition, a facing fee and other customary administrative charges shall be paid to the Issuing Bank for its own account. In each case, fees shall be calculated on the aggregate stated amount of the Letters of Credit for the duration of the Letters of Credit.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the SunTrust prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

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Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of payment of withholding tax “gross-up” amounts; suspension of LIBOR pricing option due to illegality or inability to ascertain funding costs; payment of reserve requirements, increased funding costs and capital adequacy compensation; payment of breakage and redeployment costs in connection with fundings and repayments of LIBOR advances; and payments resulting from any change in law; provided, that (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued.

Expenses:	The Borrower will pay all reasonable and documented costs and expenses of the Administrative Agent, STRH, SunTrust Bank, Jefferies, and Morgan Stanley associated with the preparation, due diligence, audits, third party consultants, administration, syndication and closing of the Financing Documentation, including, without limitation, with respect to the Administrative Agent, STRH, and SunTrust Bank only, the reasonable and documented fees, disbursements, and expenses of one outside counsel (and any required special or local counsel), in each case, regardless of whether the Senior Credit Facilities are closed. The Borrower will also pay the documented expenses of the Administrative Agent and each Lender (including, without limitation, documented fees and disbursements one outside counsel to each such party (and any required special or local counsel to each such party)) in connection with the enforcement of any of the Financing Documentation.

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